Sound Revolution Inc. (OTC BB: SRVN) announces launch of website www.charitytunes.com

VANCOUVER, BC—June 1, 2006 -- Sound Revolution Inc., a music distribution company, announces the launch of its website www.charitytunes.com.

The new website features sales of thousands of digital sound recordings in many genres priced from $0.50. With the website launched and fully functional, the company is now poised to begin receiving revenues immediately. The website is now set up to receive payments from VISA and MASTERCARD. With a technology platform that can handle over 1,000,000 songs and 100,000 charities, charitytunes.com expects to add to its library on a continuous basis during the next year.

In addition to offering downloads, the website features an about us section, at www.corporate.charitytunes.com which outlines the various ways that charities can participate:

  Receiving donations for music downloads
  Promotional partnerships with featured artists; and
  Charity Tunes' website affiliate program

Also available is information for musicians and record labels on how to get their music distributed through charitytunes.com and how to participate in various charity initiatives.

"Now that we have laid the foundation for the website design and function," says Sound Revolution President Penny Green, "the company’s priority will be to increase our music offering. To this end we are negotiating with several key industry players with hopes that we will be able to obtain distribution deals with the majors by the end of the year. We will also be looking at ways to make the site even more compelling with added features and content partnerships."

About Sound Revolution and Charity Tunes

Music can change the world. Sound Revolution Inc. is an innovative new media corporation that marries business with social meaning, intends to change the world - of online content delivery. Sound Revolution wholly owns Charity Tunes Inc., whose charitytunes.com, a music download website, is unique in its promotional partnerships between musical artists and charities. For more info, go to www.soundrevolution.net, www.charitytunes.com, or www.corporate.charitytunes.com

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements. Actual results may differ materially from those described in forward-looking statements and are subject to risks and uncertainties. See Sound Revolution’s filings with the Securities and Exchange Commission, including, without limitation, Sound Revolution’s recent Form 10-QSB and Form 10-KSB, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Contact:

Sound Revolution Inc.
Investor Relations
info@soundrevolution.net